Exhibit 99.2

ProPhase Expects to Report a $3.6 Million Impairment Charge Relating to its Phusion Joint Venture

ProPhase Expects to Report a $3.6 Million Impairment Charge Relating to its Phusion Joint Venture

DOYLESTOWN, PA--(Marketwire – September 10, 2014) - ProPhase Labs, Inc. (NASDAQ: PRPH) (www.ProPhaseLabs.com) announced today it will likely report a $3.6 million charge for the impairment of the Company’s intangible asset, certain licensed technology, related to its Phusion Laboratories, LLC (“Phusion”) joint venture during the third quarter of fiscal 2014.

As previously announced, the Company is implementing a series of new product development and pre-commercialization initiatives principally in the dietary supplement category. While several of our product development initiatives have advanced, including those specific to the dietary supplement category, our Phusion product development initiatives have not progressed to management’s satisfaction. At this time, management believes that any products embodying the licensed technology to be developed by Phusion will not be available until fiscal 2016 or 2017 at the earliest, may be more limited than previously forecasted and may encompass fewer products or have limited retail distribution.

Pursuant to our established accounting policies, the Company conducted its fiscal 2013 annual analysis of our intangible asset as of December 31, 2013 by comparing the estimated fair value of the licensed technology based on the income approach (which utilizes forecasted discounted cash flows to estimate the fair value of the licensed technology) against the then carrying value. As we concluded that, as of December 31, 2013, the fair value according to the income approach exceeded book value, we concluded there was no impairment of the subject intangible asset.

However, during the third quarter of fiscal 2014, our evaluation of the Company’s progress in its new product development pipeline and continued delays in Phusion product development raised questions as to whether projections (including income projections) relied upon in December 2013 remained valid. Accordingly, management will perform an impairment analysis for the period ending September 30, 2014 for the licensed technology. At this time, management believes that our impairment assessment will likely result in a full impairment of the intangible asset, licensed technology, and that a $3.6 million impairment charge will likely be incurred and reported during the third quarter of fiscal 2014.

Ted Karkus, the CEO of the Company, stated: “We are currently assessing our Phusion Joint Venture and its future. Our product pipeline for cold remedy products and dietary supplements is encouraging while the Phusion joint venture product development initiatives have stagnated. As a matter of accounting practice, the impairment charge is likely required at this time. We have not abandoned the licensed technology and remain committed to recovery of our investment, however, we cannot currently offer assurances those efforts will be successful”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion is intended to formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Contact:

Press Only Contact
Laura Maxey

5W Public Relations

Tel: (212) 452-6400

lmaxey@5wpr.com

Investor Contact
Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0